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Filed Pursuant to Rule 424(b)(5)
Registration Number 333-108253

Prospectus Supplement to Prospectus dated August 27, 2003.

$800,000,000 The Allstate Corporation 5.55% Senior Notes due 2035

        The Allstate Corporation will pay interest on the notes on May 9 and November 9 of each year. The first payment will be made on November 9, 2005. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000. The Allstate Corporation may redeem some or all of the notes at any time at the redemption prices discussed under the caption "Description of the Notes—Optional Redemption."

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.508%	$796,064,000
Underwriting discount	0.875%	$7,000,000
Proceeds, before expenses, to The Allstate Corporation	98.633%	$789,064,000

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 9, 2005 and must be paid by the purchasers if the notes are delivered after May 9, 2005.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May 9, 2005.

Goldman, Sachs & Co.	Merrill Lynch
Banc of America Securities LLC
JPMorgan
Lehman Brothers
Morgan Stanley
BNY Capital Markets, Inc.
Citigroup
Credit Suisse First Boston
Deutsche Bank Securities
Piper Jaffray
UBS Investment Bank
Wells Fargo Securities

        Prospectus Supplement dated May 4, 2005.

THE ALLSTATE CORPORATION

        The Allstate Corporation is a holding company that conducts most of its business through its subsidiaries Allstate Insurance Company, or AIC, and Allstate Life Insurance Company. The Allstate Corporation is the nation's largest publicly held personal lines insurance company and the second largest personal property and casualty insurer. Our main business segments include Allstate Protection and Allstate Financial. Allstate Protection has approximately 13,600 exclusive agencies and exclusive financial professionals in the United States and Canada. It also includes our Encompass and Deerbrook brands property and casualty products sold exclusively through approximately 13,700 independent agencies across the country. Allstate Financial provides life and supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers, and is the nation's 12th largest life insurance business based on ordinary life insurance in force.

        The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal and any interest on the notes and our other debt obligations. AIC is regulated as an insurance company in Illinois. Under Illinois law, AIC may not pay a dividend without notifying the Illinois Division of Insurance and providing specified financial information. Furthermore, Illinois law requires AIC to notify and receive approval from the Director of the Illinois Division of Insurance for the declaration or payment of any dividend which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of:

    —
    10% of AIC's statutory surplus as of December 31 of the prior year; or

    —
    AIC's statutory net income for the twelve-month period ending December 31 of the prior year.

        As of December 31, 2004, AIC's year-end statutory net income was greater than 10% of its statutory surplus. AIC's statutory net income as of December 31, 2004 was $3.86 billion and, as of May 1, 2005, dividends paid by AIC during the preceding twelve-month period totaled $2.69 billion. As of May 1, 2005, AIC had the capacity to pay additional dividends of $1.17 billion without seeking the prior approval of the Illinois Division of Insurance.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

USE OF PROCEEDS

        We estimate that the net proceeds, after expenses, from the sale of the notes will be approximately $788.4 million. We expect to use the net proceeds for general corporate purposes, including to fund the repayment of a portion of the $900,000,000 aggregate principal amount of our 7 7/8% Senior Notes due 2005 which were repaid at their scheduled maturity, May 1, 2005.

CAPITALIZATION

        The following table sets forth our consolidated short term debt and capitalization as of March 31, 2005 and as adjusted to give effect to this offering. The following data should be read in connection with our consolidated financial statements and notes, which are incorporated by reference.

	As of March 31, 2005 (Unaudited)
	Actual	As Adjusted

	(in millions)
Short-term debt	$75	$75

5.55% Senior Notes due 2035	$—	$800
Other long-term debt	5,280	4,380 (1)
Common stock and additional capital paid-in	2,772	2,772
Unrealized net capital gains and losses	2,111	2,111
Unrealized foreign currency translation adjustments	13	13
Minimum pension liability adjustment	(389)	(389)
Retained income	24,950	24,950
Deferred compensation expense	(152)	(152)
Treasury stock, at cost	(7,980)	(7,980)

Total shareholders' equity	21,325	21,325

Total capitalization	$26,605	$26,505

(1)
Reflects repayment of $900 of 7 7/8% Senior Notes at their scheduled maturity, May 1, 2005.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected consolidated statement of operations and financial position data and other data for the periods indicated. The financial data for each of the five years in the period ended December 31, 2004 are derived from our audited consolidated financial statements. The financial data for the three months ended March 31, 2005 and 2004 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of our financial position and results of operations as of such dates and for such periods. The results for the three months ended March 31, 2005 are not necessarily indicative of full year results. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our other filings with the Securities and Exchange Commission available as described under "Where You Can Find More Information" in the accompanying prospectus.

	As of or for the three months ended March 31,		As of or for the year ended December 31,
	(Unaudited) 2005	(Unaudited) 2004	2004	2003	2002	2001	2000

	(Dollars in millions, except per share data)
Consolidated statements of operations data:
Insurance premiums and contract charges	$7,205	$6,867	$28,061	$26,981	$25,654	$24,427	$24,076
Net investment income	1,384	1,274	5,284	4,972	4,849	4,790	4,633
Realized capital gains and losses	116	170	591	196	(924)	(352)	425

Total revenues	8,705	8,311	33,936	32,149	29,579	28,865	29,134

Benefits, claims, expenses and other	7,163	6,724	29,326	28,537	28,043	27,517	26,087
(Loss) gain on disposition of operations	(4)	(3)	(24)	(41)	4	(63)	—
Income tax expense	415	460	1,230	846	65	73	795
Income from operations before cumulative effect of change in accounting principle, after-tax	1,123	1,124	3,356	2,720	1,465	1,167	2,211
Cumulative effect of change in accounting principle, after-tax	—	(175)	(175)	(15)	(331)	(9)	—

Net income	$1,123	$949	$3,181	$2,705	$1,134	$1,158	$2,211

Per common share data:
Net income per share—basic	$1.66	$1.35	$4.57	$3.85	$1.60	$1.61	$2.97
Net income per share-diluted	$1.64	$1.34	$4.54	$3.83	$1.60	$1.60	$2.95
Cash dividends declared per common share	$0.32	$0.28	$1.12	$0.92	$0.84	$0.76	$0.68
Redemption of shareholder rights	$—	$—	$—	$0.01	$—	$—	$—
Consolidated financial position data:
Investments	$116,883	$107,239	$115,530	$103,081	$90,650	$79,876	$74,483
Total assets	151,466	138,042	149,725	134,142	117,426	109,175	104,808
Reserve for claims and claims expenses, life-contingent contract benefits and contractholder funds	88,583	78,224	86,801	75,805	67,697	59,194	54,197
Short-term debt	75	25	43	3	279	227	219
Long-term debt	5,280	4,672	5,291	5,073	3,961	3,694	3,112
Mandatorily redeemable preferred securities of subsidiary trusts	—	—	—	—	200	200	750
Shareholders' equity	21,325	21,580	21,823	20,565	17,438	17,196	17,451
Other data:
Ratio of earnings to fixed charges(1)	3.2	3.9	3.0	2.6	1.7	1.6	2.6

(1)
For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense (including interest credited to contractholder funds), amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

DESCRIPTION OF THE NOTES

        We have summarized provisions of the notes below. This summary supplements and replaces (if inconsistent with) the description of debt securities and the general terms and provisions of debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to the indenture referred to below.

General

        The notes will be issued under an indenture dated as of December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999, as amended by a sixth supplemental indenture dated as of June 12, 2000 and as supplemented by a twelfth supplemental indenture to be dated as of May 9, 2005, with respect to the issuance of the notes, between us and U.S. Bank National Association, as trustee (successor in interest to State Street Bank and Trust Company).

        The notes will initially be limited to a total principal amount of $800,000,000. We may, without the consent of the holders of the notes, issue additional notes having the same interest rate, maturity date and other terms as described in this prospectus supplement and in the accompanying prospectus, except for the initial public offering price and issue date. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

        The notes will mature on May 9, 2035 and will bear interest at 5.55% per year. Interest on the notes will accrue from May 9, 2005. The notes provide that we will:

  •
  pay interest semiannually on May 9 and November 9 of each year, commencing November 9, 2005,

  •
  pay interest to the person in whose name a note is registered at the close of business on April 24 or October 25 preceding the interest payment date,

  •
  compute interest on the basis of a 360-day year consisting of twelve 30-day months,

  •
  make payments on the notes at the offices of the trustee, and

  •
  either make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears on the register of the notes.

        In the event that any date on which interest is payable is not a business day, then payment of interest payable on that date will be made on the next business day (and without any interest or other payment in respect of any delay).

        We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. The notes will not be subject to any sinking fund.

Ranking

        The notes will be senior unsecured obligations of The Allstate Corporation and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The notes will rank senior to any subordinated indebtedness.

        All existing and future liabilities of our subsidiaries will be effectively senior to the notes. Since all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the notes or otherwise, whether by dividends, loans or other payments. In addition, since our subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Business—Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated in this prospectus supplement by reference.

Optional redemption

        The notes are redeemable, in whole or in part, at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; or

  •
  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points.

plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" published by the Board of Governors of the Federal Reserve System (or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity) under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue. If no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month; or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

        "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we shall substitute therefore another Primary Treasury Dealer; and

  •
  any three other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City Time, on the third business day preceding such redemption date.

        We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the securities to be redeemed in whole or in part.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Defeasance

        The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

Notices

        We will mail notices and communications to the holder's address shown on the register of the notes.

The trustee; paying agents and transfer agents

        U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us for which they receive customary fees. The trustee will be the paying agent and transfer agent for the notes.

Book-entry delivery and settlement

        We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

        DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. We, the underwriters and the trustee do not take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

  •
  Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Certificated notes

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

  •
  DTC notifies us that it is no longer willing or able to act as a depository for the global notes, and we have not appointed a successor depository within 90 days of that notice;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$288,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$240,000,000
Banc of America Securities LLC	$40,000,000
J.P. Morgan Securities Inc.	$40,000,000
Lehman Brothers Inc.	$40,000,000
Morgan Stanley & Co. Incorporated	$40,000,000
BNY Capital Markets, Inc.	$16,000,000
Citigroup Global Markets Inc.	$16,000,000
Credit Suisse First Boston LLC	$16,000,000
Deutsche Bank Securities Inc.	$16,000,000
Piper Jaffray & Co.	$16,000,000
UBS Securities LLC	$16,000,000
Wells Fargo Securities, LLC	$16,000,000

Total	$800,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to offer the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. If all the Notes are not sold at the initial offering price, the representatives may change the public offering price and concessions.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the notes.

        In connection with the offering, Goldman, Sachs & Co., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Goldman, Sachs & Co., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

        We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $630,000.

        Because the underwriters or associated or affiliated persons may, in the aggregate, own an amount of the 7 7/8% Senior Notes due 2005, the redemption of which may be funded with the proceeds of this offering, such that more than 10% of the proceeds of the offering, not including underwriting compensation, may be deemed to be received by the underwriters or associated or affiliated persons, this offering is being made pursuant to the provisions of Section 2710(h) of the Conduct Rules of the NASD, Inc.

        Certain of the underwriters and their respective affiliates may have performed various financial advisory and investment banking services for us from time to time for which they received or will receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL OPINIONS

        The validity of the notes will be passed upon for The Allstate Corporation by Michael J. McCabe, Vice President and General Counsel of The Allstate Corporation, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has from time to time represented, and continues to represent, certain of the underwriters on other legal matters. Mr. McCabe is a full-time employee and officer of The Allstate Corporation and owns 422,566 shares of its common stock as of April 22, 2005, 374,824 of which were subject to option.

PROSPECTUS

$2,800,000,000

THE ALLSTATE CORPORATION

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

ALLSTATE FINANCING III	ALLSTATE FINANCING V
ALLSTATE FINANCING IV	ALLSTATE FINANCING VI

Trust Preferred Securities
Fully and Unconditionally Guaranteed
as described in this Prospectus and the accompanying prospectus supplement by The Allstate Corporation

        By this prospectus, we, in conjunction with our trusts, may offer from time to time up to $2,800,000,000 of any combination of the securities described in this prospectus.

        We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

        Unless stated otherwise in this prospectus supplement, these securities will not be listed on any securities exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and Allstate Financing III, Allstate Financing IV, Allstate Financing V and Allstate Financing VI, which we refer to as the trusts, have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we and the trusts may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we and the trusts may offer. We and the trusts may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we and the trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the trusts in a prospectus supplement. The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. See "The Allstate Corporation Filings." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Allstate Corporation or the trusts, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Allstate Corporation since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        References to "Allstate, "we," "us" and "our" in this prospectus are references to The Allstate Corporation, and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We and the trusts have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference room, which is located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

        These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly owned subsidiaries, with no independent operations and we guarantee the fee obligations relating to the trust securities.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

THE ALLSTATE CORPORATION FILINGS

(File No. 001-11840)	Period or Date Filed
Annual Report on Form 10-K and the portions of our Proxy Statement dated March 28, 2003 for our 2003 Annual Meeting incorporated by reference into our Annual Report	Fiscal Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003 and June 30, 2003
Current Reports on Form 8-K	Filed January 14 and May 30, 2003
Description of our common stock contained in our registration statement on Form 10	April 29, 1993 (as amended by the Form 10/A filed on May 14, 2001)
Description of our preferred share purchase rights contained in our registration statement on Form 8-A	Filed February 19, 1999

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering.

        You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number: Investor Relations Department, The Allstate Corporation, 3075 Sanders Road, Northbrook, Illinois 60062-7127, Telephone: (800) 416-8803.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

        These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Management believes that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could

ii

differ materially from those communicated in these forward-looking statements. In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those identified in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Forward-Looking Statements and Risk Factors Affecting Allstate" in Appendix D to our Notice of Annual Meeting and Proxy Statement dated March 28, 2003 and the sections entitled "Forward Looking Statements" and "Risk Factors" contained in our Forms 10-Q for the quarters ended June 30 and March 31, 2003.

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THE ALLSTATE CORPORATION

        We are a holding company that conducts most of our business through our subsidiaries, Allstate Insurance Company, or AIC, and Allstate Life Insurance Company. We are the nation's largest publicly held personal lines insurance company and the second largest personal property and casualty insurer. Our main business segments include Allstate Protection and Allstate Financial. Allstate Protection provides personal property and casualty insurance through approximately 12,300 exclusive agents and financial specialists in the United States and Canada. It also includes our Ivantage unit that sells personal property and casualty insurance exclusively through approximately 14,200 independent agents across the country. Allstate Financial provides life insurance, retirement and investment products through independent agents, Allstate exclusive agencies, broker-dealers, financial institutions, direct marketing and workplace marketing and is the nation's 10th largest life insurance business based on ordinary life insurance in force. We also have a segment, Discontinued Lines and Coverages, which represents business no longer written by us and includes asbestos, environmental and other exposures from businesses in run-off.

        We were incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal of and any interest on our debt obligations. AIC is regulated as an insurance company in Illinois. Under Illinois law, AIC may not pay a dividend without notifying the Illinois Department of Insurance and providing specified financial information. Furthermore, Illinois law requires AIC to notify and receive approval from the Director of the Illinois Department of Insurance for the declaration or payment of any dividend which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of:

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  10% of AIC's statutory surplus as of December 31 of the prior year; or

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  AIC's statutory net income for the twelve-month period ending December 31 of the prior year.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

THE TRUSTS

        The four trusts, Allstate Financing III, IV, V and VI, are Delaware statutory trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

        We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities.

        Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its declaration, each declaration being governed by Delaware law. As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. Each of our trusts' business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the trusts' declarations. Prior to the issuance of any trust preferred securities, we will ensure that a majority of the trustees of the applicable trust are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee, guarantee trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one other trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

        We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

        The name and office of the Delaware trustee for each trust in the State of Delaware is Wachovia Bank of Delaware National Association (as successor in interest to Delaware Trust Capital Management, Inc.), 1 Rodney Square, 920 King Street, Suite 100, Wilmington, Delaware 19801. The principal place of business of each trust is 2775 Sanders Road, Northbrook, Illinois 60062. The telephone number of each trust in Northbrook, Illinois is (847) 402-5000.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table shows the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for Allstate and its subsidiaries for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)(2)	2.5x	1.9x	1.7x	1.6x	2.6x	3.4x	4.1x

(1)
We have authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2)
For purposes of this computation, earnings consist of income from continuing operations before income taxes. Fixed charges consist of interest expense, including interest credited to contractholder funds, amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities and terms of the indentures is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture and the subordinated indenture.

        The debt securities may be issued from time to time in one or more series. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement.

        We will issue the senior debt securities under a Senior Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a sixth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. We will issue the subordinated debt securities under a separate Subordinated Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated November 25, 1996, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a fourth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "indentures." The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "indenture trustees."

        In addition, as described under "Description of Depositary Shares", we may, at our option, offer depositary shares evidenced by depositary receipts, each representing a fractional interest in debt securities and deposited with a depositary. The fractional interest in the debt securities which each depositary share represents will be stated in the prospectus supplement relating to any debt securities offered through depositary shares.

        Numerical references in parentheses below are to sections in the applicable indenture. Wherever we refer to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference.

General

        The indentures provide that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will have terms and provisions that are not inconsistent with the applicable indenture, including our determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank on a parity with all other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior debt as described in the applicable prospectus supplement.

        Our assets consist primarily of the common stock of AIC and other subsidiaries, and we conduct no substantial business or operations of our own. We derive substantially all of our income from our operating subsidiaries. Accordingly, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us.

        Except to the extent we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities and any distribution of assets of any of our subsidiaries upon liquidation or reorganization effectively will be subordinated to the debt and preferred stock of the subsidiaries because, as the common stockholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security.

        If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

        We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

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  the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

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  the dates on which the principal of any of the debt securities will be payable;

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  the rates at which the debt securities will bear interest, the dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

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  the places where the principal, interest and premium on any of such debt securities will be payable;

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  the periods within which, the prices at which and the terms on which any debt securities may be redeemed at our option and, if other than by a resolution by our Board of Directors, the manner in which any election by us to redeem the debt securities will be evidenced;

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  any obligation we have to redeem or purchase any of the debt securities out of any sinking fund or, at the option of the holder, the periods within which, the prices and terms on which any of such debt securities will be redeemed or purchased;

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  the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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  if the amount of principal, interest or premium on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

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  if other than the currency of the United States, the currency, currencies or currency units in which the principal, interest or premium on any of the debt securities will be payable;

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  if the principal, interest or premium on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, interest and premium on the debt securities as to which such election is made will be payable, the periods within which and the terms upon which such election is to be made and the amount so payable;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

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  if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the applicable indenture including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

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  any trustee (other than U.S. Bank National Association), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

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  if applicable, the extent to which the debt securities are defeasible, that is, capable of being made void;

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  whether any of the debt securities will be issuable in the form of global securities;

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  the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash;

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  any addition to or change in the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

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  any addition to or change in the covenants described under "Certain Covenants with Respect to Senior Debt Securities" and "Certain Covenants with Respect to Subordinated Debt Securities" applicable to any of such debt securities; and

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  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture but which may modify or delete any provision of the indenture insofar as it applies to such series; provided that no term of any indenture may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the applicable indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 301)

        Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount or which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

Form, Exchange And Transfer

        The debt securities of a series shall be issued as registered securities, unless a supplemental indenture, as described in the applicable prospectus supplement, provides that debt securities of a series may be issued as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities may be issuable in the form of global debt securities, as described below under "Global Securities."

        Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If the supplemental indenture permits debt securities of any series to be issuable as both registered securities and as bearer securities, then at the option of the holder and subject to the terms of the applicable indenture, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

        No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable indenture trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. (Section 305)

        At any time, we may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

        In the event that we redeem in part debt securities of any series, we will not be required to:

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  issue, register the transfer of or exchange any debt security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 business days before the day of mailing of a notice of redemption of any such debt security selected for redemption and ending at the close of business on the day of such mailing; or

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  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

(Section 305)

Global Securities

        The debt securities of any series may be represented by global securities which will have an aggregate principal amount equal to that of the debt securities they represent. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures. The depositary shall at all times be a clearing agency registered under the Securities Exchange Act of 1934, as amended. (Section 101)

        No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for such global security unless:

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  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

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  there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

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  there shall exist such circumstances as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Section 305) The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal, interest and premium on a global security will be made to the depositary or its nominee, as its holder.

        Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither Allstate, any indenture trustee or any agent of Allstate or of any indenture trustee will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

Payment And Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the record date for such interest, except in the case of defaulted interest. (Section 307)

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof. (Section 1003)

Conversion or Exchange

        We may convert or exchange the debt securities into our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities you would receive would be converted or exchanged.

Subordination of Subordinated Debt Securities

        Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

        To the extent set forth in the Subordinated Indenture, the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 1401 of the Subordinated Indenture) In the event of an insolvency, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of all senior indebtedness (or provisions shall be made for such payment in cash) before the holders of subordinated debt securities are entitled to receive any distribution on account of principal, interest or premium on subordinated debt securities. Consequently, the holders of senior indebtedness shall be entitled to receive all distributions of any kind which may be deliverable in respect of the subordinated debt securities in any insolvency, including any distribution which may be deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of subordinated debt securities. The holders of senior indebtedness shall apply such distributions to the payment of the senior indebtedness.

        "Insolvency" means any of the following events:

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  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to us or to our creditors, or to our assets; or

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  any liquidation, dissolution or other winding-up of Allstate, whether or not involving insolvency or bankruptcy; or

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  any assignment for the benefit of creditors or any other marshaling of our assets and liabilities. (Section 1403 of the Subordinated Indenture)

        By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of senior debt securities and may recover more, ratably, than the holders of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal, interest or premium on the subordinated debt securities. (Section 1404 of the Subordinated Indenture)

        No payment of principal, interest or premium on the subordinated debt securities is permitted if any of our senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any of our senior indebtedness has been accelerated because of a default. (Section 1402 of the Subordinated Indenture)

        The Subordinated Indenture does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations.

        The term "Senior Indebtedness" means, with respect to Allstate:

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  the principal, interest and premium in respect of our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

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  all of our capital lease obligations;

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  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

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  all of our obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

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  all obligations of the types referred to above of other persons secured by any lien on any of our property or asset whether or not such obligation is assumed by us, except for:

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  any such indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

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  any indebtedness between or among us or our affiliates (including all other debt securities and guarantees in respect of those debt securities) issued to any of our wholly owned trust subsidiaries or any trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the terms of such debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (Sections 101 and 1408 of the Subordinated Indenture)

        The prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series.

Certain Covenants With Respect To Senior Debt Securities

        Limitation on Liens of Stock of AIC.    The Senior Indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the capital stock of AIC unless the senior debt securities shall be secured equally and ratably with such indebtedness for at least the time period such indebtedness is so secured. (Section 1008 of the Senior Indenture)

        "Indebtedness" is defined in the Senior Indenture as the principal, premium and interest due on indebtedness of a person, whether outstanding on the date of such indenture or thereafter created, incurred or assumed, which is indebtedness for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For purposes of this definition, "indebtedness for borrowed money" means:

  •
  any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

  •
  any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses, provided, however, that the deferred purchase price of any property, assets or business shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created; and

  •
  any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

        For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement. (Sections 101 and 1008 of the Senior Indenture)

        Limitations on Disposition of Stock of AIC.    Subject to limited exceptions, the Senior Indenture provides that as long as any senior debt securities are outstanding, we will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind, and that we will not permit AIC to issue any shares of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of AIC, other than preferred stock having no voting rights of any kind. The Senior Indenture also requires that any such issuance, sale, transfer or other disposition by AIC must be made for at least a fair market value consideration, as determined by our Board of Directors in good faith, and that the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority

        Notwithstanding the foregoing, we may merge or consolidate AIC into or with another direct wholly owned subsidiary and we may, subject to the provisions set forth in "Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of AIC at one time for at least a fair market value consideration as determined by our Board of Directors in good faith. (Section 1009 of the Senior Indenture)

Certain Covenants with Respect to Subordinated Debt Securities

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities and there has occurred an event of default under the applicable declaration of trust, we are in default with respect to our payment of any obligations under the related preferred securities guarantee or common securities guarantee or we have given notice of our election to defer payments of interest on subordinated debt securities by extending the interest payment period as provided in the Subordinated Indenture, then we shall not:

  •
  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to any of our capital stock;

  •
  make any guarantee payments with respect to our capital stock; or

  •
  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances, we may:

  •
  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

  •
  redeem or repurchase any rights, declare a dividend of any rights or issue any security under our rights plan;

  •
  purchase or acquire shares of our common stock in connection with the satisfaction of our obligations under any employee benefit plan;

  •
  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

(Section 1008 of the Subordinated Indenture)

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities, for so long as such securities remain outstanding, we covenant to:

  •
  directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that any permitted successor under the applicable indenture may succeed to our ownership of such common securities;

  •
  use our reasonable efforts to cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust, and to continue to be classified as a grantor trust for United States federal income tax purposes; and

  •
  use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

(Section 1009 of the Subordinated Indenture)

Consolidation, Merger and Sale of Assets

        Without the consent of the holders of any of the outstanding debt securities under the indentures, we may consolidate with or merge into, or convey, transfer or lease its properties and assets to any person and may permit any person to consolidate with or merge into it. However, in such event, any successor person must be a corporation, partnership, or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the debt securities and under the applicable indenture. We agree that after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing and that certain other conditions are met; provided such provisions will not be applicable to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries. (Section 801)

        Except as provided in this prospectus or as may otherwise be provided in the accompanying prospectus supplement, there are no "event risks" or similar provisions of the indentures or the debt securities that are intended to afford protection to holders in the event of a merger or other significant corporate event involving us or our subsidiaries.

Outstanding Debt Securities

        "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered under the applicable indenture, except:

  •
  debt securities canceled by the indenture trustee or delivered to the indenture trustee for cancellation;

  •
  debt securities for whose payment or redemption money in the necessary amount has been deposited with the indenture trustee or any paying agent (other than us) in trust or set aside and segregated in trust by us (if we shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the applicable indenture or provisions satisfactory to the indenture trustee have been made;

  •
  debt securities as to which defeasance has been effected pursuant to Section 1302 of the applicable indenture; and

  •
  debt securities which have been paid pursuant to the applicable indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the applicable indenture, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations.

        Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity to such date;

  •
  the principal amount of a debt security denominated in one or more foreign currencies which shall be deemed to be outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such debt security in the manner provided by the applicable indenture, of the principal amount of such debt security (or, in the case of an original issue discount security, of the amount determined as provided above);

  •
  if the principal amount payable at the stated maturity of any debt security is not determinable upon original issuance, the principal amount of such debt security that is deemed to be outstanding shall be the amount as specified by the applicable indenture; and

  •
  debt securities beneficially owned by us or any other obligor upon the debt securities or any of our affiliates or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the applicable indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded.

        Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the applicable indenture trustee the pledgee's right to act with respect to the debt securities and that the pledgee is not us or any other obligor upon the debt securities or any of our affiliates or of such other obligor. (Section 101)

Events of Default

        The following are events of default under the applicable indenture with respect to debt securities of any series:

  •
  we fail to pay the principal or premium on any debt security of that series when due;

  •
  we fail to pay any interest on any debt securities of that series when due, continued for 30 days;

  •
  we fail to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  we fail to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the applicable indenture;

  •
  in the event subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, the dissolution, winding-up or termination of such trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of such trust, or certain mergers, consolidations or amalgamations permitted by the declaration of such trust; and

  •
  certain events in bankruptcy, insolvency or reorganization.

(Section 501)

        Each indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee in case an event of default shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. (Section 512)

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

  •
  such holder has previously given written notice to the indenture trustee of a continuing event of default with respect to the debt securities of that series;

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made proper written request to the indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture;

  •
  such holder or holders have offered to the indenture trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

  •
  the indenture trustee has failed to institute such proceeding for 60 days after receipt of such notice, request or offer of indemnity; and

  •
  no direction inconsistent with such written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

(Section 507)

        However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the due dates expressed in the debt security. (Section 508)

        Annually, we are required to furnish to each indenture trustee a statement by certain of our officers as to whether we are in default in the performance or observance of any of the terms of the applicable indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

        We and the trustee under each indenture may, without the consent of the holders of the debt securities, amend, waive or supplement the indenture for specified purposes, including to:

  •
  cure any ambiguity, defect or inconsistency in an indenture, provided that the cure or correction does not adversely affect the holders of such debt securities;

  •
  secure any debt securities;

  •
  add covenants or any additional events of default for the protection of the holders of debt securities;

  •
  add provisions to permit or facilitate the issuance of bearer securities (with or without coupons attached);

  •
  establish the forms or terms of debt securities of any series;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  evidence and provide for the acceptance of appointment by a successor trustee; or

  •
  conform any provision in an indenture to the requirements of the Trust Indenture Act.

(Section 901)

        Each of the indentures provide that we and the applicable indenture trustee may modify and amend the applicable indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment;

provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security except to the extent provided in a prospectus supplement;

  •
  reduce the principal amount of or any premium or interest on any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

  •
  change the currency of payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification and waivers.

(Section 902)

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. (Section 1010 of the Senior Indenture and Section 1011 of the Subordinated Indenture) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected. (Section 513)

        We will be entitled, except in certain limited circumstances, to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable indenture. To be effective, any such action for which we have set a record date must be taken by holders of the requisite principal amount of debt securities of the relevant series outstanding on such record date within 180 days after the record date, or within such shorter period as we may specify. (Section 104)

Defeasance and Covenant Defeasance

        We may elect, at our option, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain covenants in the indentures, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

        Defeasance And Discharge.    Each indenture provides that we may elect to be discharged from obligations with respect to any particular debt securities. Such discharge will take effect when we deposit in trust for the benefit of the holders of such debt securities money or U.S. government obligations, or both which, through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. However, such discharge shall not apply to our obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys in trust. Such defeasance or discharge may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

        Defeasance Of Certain Covenants.    Each indenture provides that we may elect to defease certain covenants with respect to any particular debt securities. Such defeasance will take effect when we deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. Such defeasance may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their stated maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments. (Sections 1303 and 1304)

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

        Allstate, the applicable indenture trustee and any agent of Allstate or the indenture trustee may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 112)

Regarding the Indenture Trustee

        U.S. Bank National Association, which is the trustee under the indentures described in this prospectus, performs other services for us and our affiliates.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our Restated Certificate of Incorporation, and our Amended and Restated Bylaws and the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation and our Amended and Restated Bylaws are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        Our Restated Certificate of Incorporation authorizes us to issue 2,000,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of July 31, 2003 there were 703,720,048 shares of common stock outstanding and we had no preferred stock issued or outstanding. Holders of common stock have received a right entitling them, when the right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock. See "—Preferred Share Purchase Rights."

        The particular terms of the common stock or preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such common stock or preferred stock will be outlined in the applicable prospectus supplement.

Common Stock

        Outstanding shares of our common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ALL." All outstanding shares of common stock are, and the shares of common stock issued under this prospectus, will be, fully paid and non-assessable.

        Dividends.    Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive dividends as and when declared by our Board of Directors. The issuance of dividends will depend upon, among other factors deemed relevant by our Board of Directors, our financial condition, results of operations, cash requirements, future prospects, changes in tax or other applicable laws relating to the treatment of dividends and regulatory restrictions on the payment of dividends that apply under applicable insurance laws. Dividends may be paid in cash, stock or other form. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the Board of Directors.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. The holders of common stock are not entitled to cumulative voting rights. Directors are elected at a stockholders' meeting if they receive a plurality of the votes present in person or represented by proxy. Except as otherwise provided in our Restated Certificate of Incorporation or Amended and Restated Bylaws or as required by law, all other matters can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of common stock will share equally in the assets remaining after creditors and preferred stockholders are paid.

        Other Rights.    The holders of common stock have no preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

        We are authorized to issue up to 25,000,000 shares of preferred stock, none of which is currently issued and outstanding. Our Board of Directors is authorized to provide for the issuance of the preferred stock in a series, to establish or change the number of shares to be included in each series and to fix the designation, relative rights, preferences and limitations of each series, subject to such limitations as may be prescribed by law. In particular, our Board of Directors is authorized, without limitation, to determine the number of shares, the designation of the series, the dividend rate, voting rights, conversion and exchange rights, redemption provisions, liquidation rights and sinking fund provisions, all without further action by our stockholders. The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our Board of Directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Allstate and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by us may have the effect of rendering more difficult or discouraging an acquisition of Allstate deemed undesirable by our Board of Directors.

        We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our common stock or other securities in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of our common stock or other securities that you will receive as a holder of preferred stock would be converted or exchanged.

        The preferred stock will be fully paid and nonassessable. Unless otherwise indicated in an applicable prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more of our stock. Unless otherwise indicated in an applicable prospectus supplement, the preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation, winding-up or dissolution of Allstate. Unless otherwise indicated in an applicable prospectus supplement, each series of preferred stock will rank on a parity with each other series.

        In addition, as described under "Description of Depositary Shares", we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

        Dividends.    Holders of shares of the preferred stock of each series shall be entitled to receive, as and when declared by our Board of Directors, cash or other dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on such record dates as shall be fixed by the Board of Directors.

        Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of preferred stock will be entitled to receive out of our assets, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of the liquidation price per share, as set forth in the applicable prospectus supplement, plus all accrued and unpaid dividends. If, upon any liquidation, dissolution or winding-up of Allstate, the amounts payable with respect to the preferred stock and any other shares of our stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution the holders of preferred stock will not be entitled to any further participation in any distribution of assets by us. A consolidation or merger of Allstate with or into any other corporation or corporations or a sale of all or substantially all of the assets of Allstate shall not be deemed to be a liquidation, dissolution or winding-up of Allstate.

        Redemption.    The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we may not purchase or redeem any of the outstanding shares of any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

        Voting Rights.    The holders of the preferred stock will have no voting rights, except:

  •
  as otherwise stated in the applicable prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing such series; and

  •
  as required by applicable law.

Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws that May Delay or Make More Difficult Unsolicited Acquisitions or Changes of Our Control

        Some provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or make more difficult unsolicited acquisitions or changes of our control. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our Board of Directors to be in the best interest of Allstate and the best interests of its stockholders.

        Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors.

        These provisions include:

  •
  our Amended and Restated Bylaws may be amended only by resolution of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present or by the affirmative vote of the holders of not less than 66 2/3% of the total number of votes entitled to be cast generally in the election of directors;

  •
  our Amended and Restated Bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before annual shareholders meetings;

  •
  our Amended and Restated Bylaws do not allow stockholders to call special stockholder meetings; they provide that special meetings of stockholders may be called at any time by the chairman of the Board of Directors and chief executive officer and shall be called by the chairman of the Board of Directors and chief executive officer at the written request of a majority of the Board of Directors;

  •
  stockholders may not act by written consent. All actions required or permitted to be taken by the stockholders must be taken only at an annual or special meeting of stockholders; and

  •
  except as may be otherwise provided by the terms of any class or series of preferred stock, a director may not be removed, with or without cause, except by the affirmative vote of the holders of not less than 66 2/3% of the total number of votes entitled to be cast in the election of directors.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" during the three years after the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, who together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became an interested stockholder, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

  •
  the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Limitations on Liability

        Our Restated Certificate of Incorporation limits our directors' liability to the fullest extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

  •
  a breach of their duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or in a way which involves intentional misconduct or a knowing violation of law;

  •
  payment of an improper dividend or improper repurchase of our stock; or

  •
  acting or not acting for improper personal benefit.

        Because of these limitations on liability, our stockholders may not sue one of our directors for money unless the stockholder can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter stockholders or management from suing directors for a breach of their duties, even though such an action, if successful, might otherwise have benefited us or our stockholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his duty of care.

Preferred Share Purchase Rights

        On February 12, 1999, our Board of Directors authorized the issuance of one preferred share purchase right for each share of our common stock outstanding on or after February 26, 1999 and prior to the earliest of the distribution date (as described below), the redemption of the preferred share purchase rights, the exchange of the preferred share purchase rights, and the expiration of the preferred share purchase rights (and, in certain cases, following the distribution date). Each preferred share purchase right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $150 per one one-thousandth of a preferred share, subject to adjustment. Each one one-thousandth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms substantially equivalent to one share of our common stock. The description and terms of the preferred share purchase rights are set forth in a rights agreement, or the Rights Agreement, between us and EquiServe Trust Company, N.A. (successor in interest to First Chicago Trust Company of New York), as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been incorporated by reference to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See "Where You can Find More Information" for information on how to obtain a copy of the Rights Agreement.

        The preferred share purchase rights will be evidenced by common stock certificates and not by separate certificates until a distribution date would occur. A distribution date would occur upon the earlier of:

  •
  the tenth day after the date it is publicly announced that a person or group (referred to as an acquiring person), together with persons affiliated or associated with such acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock (referred to as a triggering event); and

  •
  the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, after consummation of the offer, that person could acquire beneficial ownership of 15% or more of our outstanding common stock.

        Until the distribution date (or earlier redemption, exchange or expiration of the preferred share purchase rights), the preferred share purchase rights will be transferred with and only with our common stock, and the surrender for transfer of any certificate for our common stock will also constitute the transfer of the preferred share purchase rights associated with such common stock. As soon as practicable following the distribution date, separate certificates evidencing the preferred share purchase rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and these certificates alone will evidence the preferred share purchase rights.

        The preferred share purchase rights will first become exercisable after the distribution date. Until a preferred share purchase right is exercised, the holder will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. The preferred share purchase rights will expire at the close of business on February 12, 2009, unless earlier redeemed or exchanged by us as described below.

        In the event that a person becomes an acquiring person, each preferred share purchase right (other than preferred share purchase rights that are or were beneficially owned by the acquiring person and certain related persons and transferees, which will become void) shall thereafter be exercisable not for Series A Junior Participating Preferred Stock, but for a number of shares of our common stock having a market value of two times the exercise price of the preferred share purchase right.

        In the event that, at the time or after a person becomes an acquiring person, we are involved in a merger or other business combination in which:

  •
  we are not the surviving corporation;

  •
  our common stock is changed or exchanged; or

  •
  50% or more of our consolidated assets or earning power are sold,

then each preferred share purchase right (other than preferred share purchase rights which previously have been voided as set forth above) will be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the preferred share purchase right.

        In addition, at any time after a person has acquired beneficial ownership of 50% or more of our outstanding common stock but prior to:

  •
  us being acquired in a merger or other business combination; or

  •
  a person or group of affiliated or associated persons acquiring beneficial ownership of 50% or more of our outstanding common stock,

we may elect to exchange all or part of the preferred share purchase rights (excluding void preferred share purchase rights held by an acquiring person and certain related persons and transferees) for our common stock on a one-for-one basis.

        The purchase price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the preferred share purchase rights are subject to adjustment from time to time to prevent dilution.

        At any time prior to the earlier of the occurrence of a triggering event and February 12, 2009, our Board of Directors may redeem the preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase rights, referred to as the redemption price. The redemption price will be payable in cash, shares (including fractional shares) of our common stock or any other form of consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the preferred share purchase rights, the ability of holders to exercise the preferred share purchase rights will terminate and the only rights of the holders will be to receive the redemption price.

        The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of preferred share purchase rights being acquired. The preferred share purchase rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the occurrence of a triggering event, because until such time the preferred share purchase rights may generally be redeemed by us at $.01 per preferred share purchase right.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

        We may choose to offer fractional interests in debt securities or fractional shares of our common stock or preferred stock. If we decide to do so, we will issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

        We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

        The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

        If we redeem a debt security, common stock or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

        Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

        We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        The deposit agreement will terminate if:

  •
  all outstanding depositary shares have been redeemed;

  •
  if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for our common stock; or

  •
  there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

        Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

        The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        We may issue warrants for the purchase of our debt securities, preferred stock or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement, that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

        We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

  •
  the title of the debt warrants;

  •
  the aggregate number of the debt warrants;

  •
  the price or prices at which the debt warrants will be issued;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  •
  if applicable, the number of warrants issued with a specified principal amount of debt securities or with other securities, including shares of preferred stock or common stock;

  •
  the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

  •
  the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  •
  whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

  •
  any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Other Warrants

        We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the number of securities purchasable upon exercise of each warrant, and the price or prices at which the warrants will be issued;

  •
  the securities, which may include preferred stock or common stock, for which the warrants are exercisable;

  •
  the procedures and conditions relating to the exercise of the warrants;

  •
  the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

  •
  the date, if any, on and after which such warrants and the related securities will be separately transferable;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the maximum or minimum number of warrants which may be exercised at any time;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the principal amount of debt securities or other securities, including shares of preferred stock or common stock, at the exercise price as shall in each case be set forth in, or be determinable as set forth in the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised warrants will become void.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities or other securities, including shares of preferred stock or common stock, to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of common stock, shares of preferred stock or other property at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

  •
  debt securities;

  •
  common stock;

  •
  preferred stock;

  •
  other stock purchase contracts;

  •
  preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries;

  •
  depositary shares representing fractional interests in debt securities or shares of common stock or preferred stock; or

  •
  preferred securities or debt obligations of third parties, including United States Treasury securities,

which may secure your obligations to purchase the common stock, preferred stock or other property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The following description of the trust preferred securities and the form of declaration of trust is a summary. It summarizes only those aspects of the trust preferred securities and portions of the form of declaration of trust which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the declaration of trust, and not this summary, which defines your rights as a holder. There may be other provisions in the declaration of trust which are also important to you. You should read the form of declaration of trust itself for a full description of the terms of the preferred securities. The form of declaration of trust is filed as an exhibit to the Registration Statement. See "Where You Can Find More Information" for information on how to obtain a copy of the declaration of trust.

        The trust preferred securities may be issued from time to time in one or more series. The particular terms of the trust preferred securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement.

        Each trust may issue, from time to time, only one series of preferred securities. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the related trust. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement.

        Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

  •
  the distinctive designation of such trust preferred securities;

  •
  the number of trust preferred securities issued by such trust;

  •
  the annual distribution rate for trust preferred securities issued by such trust and the dates upon which distributions are payable; provided, however, that distributions on such trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which such trust preferred securities are outstanding;

  •
  whether distributions on trust preferred securities issued by such trust are cumulative and the dates from which distributions will be cumulative;

  •
  the amount which shall be paid out of the assets of such trust to the holders of trust preferred securities upon dissolution, winding-up or termination of trust;

  •
  the obligation or the option of a trust to purchase or redeem trust preferred securities and the prices at which, the periods within which, and the terms upon which, trust preferred securities may be purchased or redeemed;

  •
  any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the declaration of such trust;

  •
  the terms and conditions upon which the subordinated debt securities purchased by a trust may be distributed to holders of trust preferred securities;

  •
  whether any of the trust preferred securities will be issuable in the form of global securities;

  •
  any securities exchange upon which the trust preferred securities shall be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such trust not inconsistent with its declaration or with applicable law.

        We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially similar to the terms of the trust preferred securities issued by such trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Enforcement Of Certain Rights By Holders Of Preferred Securities

        If an event of default under the declaration of a trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

        Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay principal or interest on the applicable series of subordinated debt securities on the date such principal or interest is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

        The following description of the terms of the preferred securities guarantee is a summary. It summarizes only those portions of the preferred securities guarantee which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the preferred securities guarantee, and not this summary, which defines your rights. There may be other provisions in the preferred securities guarantee which are also important to you. You should read the preferred securities guarantee itself for a full description of its terms. The preferred securities guarantee is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the preferred securities guarantee. When we refer in this summary to trust preferred securities, we mean the trust preferred securities issued by a trust to which the preferred securities guarantee relates.

        At the same time as the issuance by a trust of its preferred securities, we will execute and deliver a preferred securities guarantee for your benefit, as a holder of the trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as the independent preferred guarantee trustee under each preferred securities guarantee for purposes of compliance with the Trust Indenture Act. The terms of each preferred securities guarantee will be those set forth in such preferred securities guarantee. Each preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

        Pursuant to each preferred securities guarantee, we will agree to pay in full on a subordinated basis, to the holders of the trust preferred securities issued by a trust, the following guarantee payments, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by such trust, will be subject to the preferred securities guarantee:

  •
  any accrued and unpaid distributions which are required to be paid on such trust preferred securities, to the extent such trust shall have funds available;

  •
  the redemption price set forth in the applicable prospectus supplement, which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent such trust has funds available therefor with respect to any trust preferred securities called for redemption by such trust; and

  •
  upon dissolution, winding-up or termination of such trust other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds available and (2) the amount of assets of such trust remaining available for distribution to holders of such trust preferred securities in liquidation of such trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

        The preferred securities guarantees will be guarantees on a subordinated basis of the related trust obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments. The preferred securities guarantees will constitute a guarantee of payment and not of collection. If we do not make interest payments on the corresponding subordinated debt securities held by the trust, we expect that the trust will not pay distributions on the preferred securities and will not have funds legally available for those payments.

        The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Subordinated Indenture and the declaration of trust, including our obligations to pay costs, expenses, debts and liabilities of such trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

        We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Subordinated Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

        Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute our unsecured obligations and will rank:

  •
  subordinate and junior in right of payment to all our other liabilities;

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  equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

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  senior to common stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

        The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Certain Covenants of Allstate

        In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such preferred securities guarantee or the declaration of such trust, then, unless otherwise set forth in an applicable prospectus supplement, we shall not:

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  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock;

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  make any guarantee payments with respect to any of our capital stock; or

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  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances we may:

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  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

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  redeem or repurchase any rights, declare a dividend of any rights, or issue any security under our rights plan;

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  purchase or acquire shares of common stock in connection with the satisfaction of our obligations under any employee benefit plan;

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  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

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  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

        Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in which case no vote will be required. The manner of obtaining any such approval of holders of such trust preferred securities will be as set forth in the applicable prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

        Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

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  upon full payment of the redemption price of all trust preferred securities of such trust;

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  upon distribution of the subordinated debt securities held by such trust to the holders of the trust preferred securities of such trust; or

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  upon full payment of the amounts payable in accordance with the declaration of such trust upon liquidation of such trust.

        Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

        The subordination provisions of the subordinated debt securities provide that in the event payment is made on the subordinated debt securities or the preferred securities guarantee in contravention of such provisions, such payments shall be paid over to the holders of senior indebtedness.

Events of Default

        An event of default under a preferred securities guarantee will occur upon our failure to perform any of its obligations thereunder.

        The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Information Concerning the Preferred Guarantee Trustee

        The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

        The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts and stock purchase units and the trusts may sell the trust preferred securities being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We, along with the trusts, may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us or one of the trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with us or one of the trusts, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act of 1933 in connection with the securities they remarket.

        We may authorize underwriters, dealers or other persons acting as agents for us or one of the trusts to solicit offers by certain institutions to purchase securities from us or one of the trusts, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us or one of the trusts. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        In connection with the offering of securities, we or any trust, may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we or any trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

        The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

        We and the trusts may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL OPINION

        The validity of the securities offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, counsel for Allstate, and certain matters of Delaware law relating to the validity of the trust preferred securities of Allstate Financing III, IV, V and VI will be passed upon for the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph regarding the change in our method of accounting for goodwill and other intangible assets in 2002), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended June 30, 2003 and 2002 and March 31, 2003 and 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our quarterly reports on Form 10-Q for the periods ended June 30, 2003 and March 31, 2003 (which report for the period ended March 31, 2003 includes an explanatory paragraph relating to the restatement described in Note 1) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans and certain collective investment funds or insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to the fiduciary responsibility provisions of ERISA and/or Section 4975 of the Code, and on persons who are fiduciaries with respect to the plans, in connection with the investment of "plan assets" of any plan which we refer to as Plan Assets. We refer to these types of plans or arrangements individually as the Plan and collectively, the Plans. ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. ERISA and Section 4975 of the Code prohibit a broad range of transactions involving Plan Assets and persons ("parties in interest" under ERISA and "disqualified persons" under the Code are collectively referred to as "Parties in Interest") who have certain specified relationships to a Plan or its Plan Assets, unless a statutory or administrative exemption is available. Parties in Interest that participate in a prohibited transaction may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

        Any fiduciary or other Plan investor considering whether to purchase the securities with Plan Assets should determine whether such purchase is consistent with its fiduciary duties and whether such purchase would constitute or result in a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Code. We and certain of our affiliates may each be considered a Party in Interest with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the offered securities are acquired by a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider (or otherwise is a "Party in Interest"), unless such offered securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Accordingly, any fiduciary or other Plan investor considering whether to purchase or hold a security should consult with its counsel regarding the availability of exemptive relief under Department of Labor Prohibited Transaction Class Exemption 96-23 (relating to transactions determined by "in-house asset managers"), 95-60 (relating to transactions involving insurance company general accounts), 91-38 (relating to transactions involving bank collective investment funds), 90-1 (relating to transactions involving insurance company pooled separate accounts) or 84-14 (relating to transactions determined by independent "qualified professional asset managers") or any other prohibited transaction exemption issued by the Department of Labor. A purchaser of a security should be aware, however, that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions. In any event, each purchaser or holder of a security or any interest therein will be deemed to have represented by its purchase and holding thereof that either (i) it is not a Plan or acting on behalf of a Plan or acquiring the security with the Plan Assets or (ii) the acquisition and holding of the security is exempt pursuant to one or more foregoing prohibited transaction exemptions issued by the Department of Labor or another applicable exemption.

        Moreover, because the acquisition and holding of a security may be deemed to be an indirect extension of credit between an investor and The Allstate Corporation, the security may not be purchased or held by any Plan, or any person investing Plan Assets of any Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the Plan Assets used to effect such purchase or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such Plan Assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such Plan Assets, and (2) will be based on the particular investment needs of such Plan. The Department of Labor has promulgated a regulation, 29 C.F.R. §2510.3-101, which we refer to as the Plan Asset Regulation describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests in an "equity interest" of an entity that is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the Plan's assets are deemed to include both the equity interest itself and an undivided interest in each of the entity's underlying assets, unless it is established that the entity is an "operating company" or that equity participation by "benefit plan investors" is not "significant." The Plan Asset Regulation provides, however, that where the value of a plan's equity interest in an entity relates solely to identified property of the entity, such property shall be treated as the sole property of a separate entity. Any fiduciary or other Plan investor considering whether to purchase any securities on behalf of or with Plan Assets of any Plan should consult with its counsel and refer to this prospectus for guidance regarding the potential ERISA and Code consequences of an investment in the securities considering their specific circumstances.

        Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), are not subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested in the securities without regard to the ERISA considerations described herein, subject to the provisions or other applicable federal and state law. However, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code. Furthermore, a governmental plan may be subject to federal, state or local laws which are similar to the provisions of ERISA or Section 4975 of the Code.

        Due to the complexity of these rules and the penalties that may be imposed upon Parties in Interest in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing securities on behalf of, or with "plan assets" of, any Plan consult with their counsel regarding the potential consequences of such purchase and the availability of exemptive relief under Department of Labor Prohibited Transaction Class Exemption 96-23, 95-60, 91-38, 90-1 or 84-14 and determine on its own whether all of the conditions of the applicable prohibited transaction exemption (or any other prohibited transaction exemption issued by the Department of Labor) have been satisfied and that its purchase and holding of the securities will be entitled to full exemptive relief. The fiduciary of an employee benefit plan that is not subject to ERISA or Section 4975 of the Code proposing to invest in the securities must make its own determination that such investment is permitted under applicable law.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS
Prospectus Supplement

$800,000,000

The Allstate Corporation

5.55% Senior Notes due 2035

Goldman, Sachs & Co.
Merrill Lynch
Banc of America Securities LLC
JPMorgan
Lehman Brothers
Morgan Stanley
BNY Capital Markets, Inc.
Citigroup
Credit Suisse First Boston
Deutsche Bank Securities
Piper Jaffray
UBS Investment Bank
Wells Fargo Securities

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THE ALLSTATE CORPORATION
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL OPINIONS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
THE ALLSTATE CORPORATION FILINGS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE ALLSTATE CORPORATION
THE TRUSTS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
PLAN OF DISTRIBUTION
LEGAL OPINION
EXPERTS
ERISA MATTERS